                               SCHEDULE 14A INFORMATION

                     Proxy Statement Pursuant to Section 14(a) of
               the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                 Renaissance Golf Products, Inc.
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 /X/ No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON SEPTEMBER __, 1997

                         RENAISSANCE GOLF PRODUCTS, INC.


    You are cordially invited to attend the Annual Meeting of Stockholders of Renaissance Golf Products, Inc. (the "Company), which will be held Wednesday, September __, 1997, at 11:00 a.m. local time, at the Willow Creek Country Club, located at 8300 South, 2700 East, Sandy, Utah 84093-1198, telephone number (801) 942-1954, for the following purposes:

    1.  To elect Company directors for the upcoming year;

    2. To approve a 4:1 reverse stock split of the currently outstanding shares without changing the number of authorized shares or the par value of the shares which if approved will result in the current shareholders current aggregate stock ownership interest in the Company being diluted from 59.5% to 26.8%, assuming full dilution of the shares through the conversion of outstanding convertible debentures into 2,500,000 shares, and the exercise of outstanding stock options into 5,477,000 shares;

    3. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares from 20,150,000 to 40,150,000;

    4. To consider and ratify the appointment of Corbin & Wertz as independent auditor of the Company for the year ending December 31, 1997;

    5. To adjourn the meeting for a period of two months, if necessary to permit management with an opportunity to obtain the requisite number of votes to approve Proposal B and/or C; and

    6. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on August 18, 1997 will be entitled to vote at the Annual Meeting or adjournment thereof.

                                          By Order of the Board of Directors



                                          John B. Hewlett
                                          Chairman of the Board



     , 1997


                                   IMPORTANT

PLEASE COMPLETE, DATE, SIGN, AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE RETURNED YOUR PROXY.

                           RENAISSANCE GOLF PRODUCTS, INC.
                                  5812 Machine Drive
                          Huntington Beach, California 92649


                             PRELIMINARY PROXY STATEMENT

                                   August 22, 1997
                                ----------------------


                               SOLICITATION OF PROXIES


DATE, TIME, AND PLACE

    This Proxy Statement and the accompanying proxy/voting instruction card ("Proxy Card") are being mailed beginning on or about the date shown above, to holders of common shares (the "Stockholders") in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or "Board") of RENAISSANCE GOLF PRODUCTS, INC., a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders (the "Meeting"), to be held Friday, September 12, 1997 at the Willow Creek Country Club, located at 8300 South, 2700 East, Sandy, Utah 84093-1198, telephone number (801) 942-1954 at 11:00 a.m. local time, or any adjournment thereof.

QUORUM AND VOTING

    Proxies are solicited to give all Stockholders of record at the close of business on August 18, 1997, an opportunity to vote on matters that come before the Meeting. This procedure is necessary because Stockholders live in various states and many may not be able to attend the Meeting. Shares of Common Stock (the "Shares") can be voted only if the Stockholder is present in person or is represented by proxy. The presence in person or by proxy of the holders of a majority of the total outstanding voting Shares is necessary to constitute a quorum at the Meeting.

    When your Proxy Card is returned properly signed, the Shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed Proxy Card. If your Proxy Card is signed and returned without specifying choices, the Shares will be voted as recommended by the Board of Directors. Abstentions marked on the Proxy Card and broker non-votes are voted neither "for" nor "against" items being voted upon, but are counted in the determination of a quorum.

    As of the record date, there were 10,961,250 Shares outstanding. Each outstanding Share is entitled to one vote on each matter properly brought before the Meeting other than the election of Directors which is by cumulative voting.

SOLICITATION AND COST

    The Company will bear all costs and expenses related to this solicitation of proxies by the Board of Directors, including the costs of preparing, printing, and mailing to the Stockholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the Directors, officers, and employees of the Company, without receiving additional compensation, may solicit proxies personally, by telephone, or by any other means of communication.

REVOCABILITY OF PROXY

    If you wish to give your proxy to someone other than the persons designated by the Board of Directors, all names appearing on the enclosed Proxy Card must be crossed out and the name of another person or persons inserted. The signed card must be presented at the Meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the Meeting by executing a later-dated proxy, by voting by ballot at the Meeting, or by filing a written revocation of your proxy with the Company before the Meeting.

    YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you do attend, you may vote by ballot at the Meeting, thereby canceling any proxy previously given.

    As a matter of policy, proxies, ballots, and voting tabulations that identify individual Stockholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing Proxy Cards and tabulating the vote. The vote of any Stockholder is not disclosed except as may be necessary to meet legal requirements.


INTERESTS OF PERSONS IN MATTERS TO BE ACTED UPON

    In October 1996, at which time the Company was insolvent and its license to use the Fila trademark on the Company's equipment and accessories was suspended pending payment of past due royalties of approximately $805,000, the Company offered for sale in a private placement (the "Financing") up to a maximum of 100 units at an issue price of $25,000 per unit (the "Units"), for an aggregate of $2,500,000, each Unit consisting of (i) a Convertible Subordinated Debenture due November 1, 2001 in the principal amount of $12,500 bearing interest, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing on June 30, 1997, at the rate of 10% per annum for the first 24 months and bearing interest thereafter at the prime rate charged by the Company's bank plus four points (the "Debenture"); and (ii) 62,500 Shares, par value $.001 (the "Unit Shares"), at a price of $.20 per Share for a total of $12,500 for the Unit Shares. The Debenture is convertible at any time from issuance prior to maturity at the rate of $0.50 per Share and is redeemable by the Company at any time after the closing price of the Company's Shares equals or exceeds $1.50 per Share for 20 consecutive trading days.

    In conjunction with the Financing, the Company experienced a change of control which included the Company appointing a new Chairman of the Board, and the Board of Directors acting to fill two vacancies created by the resignations of Michael B. Orr and J. Arthur Wright, and two other existing vacancies, by electing John B. Hewlett, Kenneth W. Craig, Dennis L. Crockett, and Wade M. Mitchell as Directors to serve until the 1997 annual meeting of stockholders. John B. Hewlett, who was primarily responsible for bringing the new capital into the Company through the Financing, provided a $400,000 line of credit to secure future minimum royalties to Fila Sport, and personally guaranteed a $1,000,000 revolving loan agreement obtained to provide working capital for the Company was appointed as the Chairman of the Board of Directors.



    Mr. Hewlett, who maintains his principal place of business at 2919 East Granite Hollow Street, Sandy, Utah 84092, is President of Hewlett Financial Corporation which engages primarily in strategic asset, insurance and tax planning for individuals and businesses.

    All 100 Units offered through the Financing have been subscribed, which will result in a capital investment to the Company of nearly $2,500,000. In conjunction with the Financing, the Company experienced a change of control to facilitate attracting the new investors and to secure new lines of credit totaling an additional $1,900,000. The $3,900,000 increase in capital available to the

Company through the sale of the Company's securities and the lines of credit guaranteed by Mr. Hewlett, enabled the Company to continue operations and remain a viable entity. At the time of the Financing, the Company was insolvent, struggling to remain viable, and had severely decreasing sales due to a lack of working capital. All of the new capital invested in the Company resulted directly and indirectly from the personal efforts of Mr. Hewlett and the new members of the Board of Directors and through the contacts of Mr. Hewlett's affiliated companies. If capital had not been raised from the outside investors assembled by Mr. Hewlett, the Company would likely have been forced to discontinue operations and liquidate its remaining assets.

    Before pursuing the Financing, the Board considered various options to keep the Company operating, including the possibility of private and public financings; however, the previous Board was unsuccessful in its attempts to raise capital due to the poor financial condition of the Company. The Company received limited financing from Mr. Doody, the Chief Executive Officer at the time, but was able to obtain only small amounts of capital for short-term purposes.

    In order to provide potential investors introduced to the Company by Mr. Hewlett with a degree of confidence in management necessary to secure new investment proceeds, a change of control of the Company was effectuated by the Board of Directors. Although existing executive management, all of whom had existing employee agreements, was maintained, management was reinforced with the addition of Kenneth W. Craig as the new President of the Company. The Board of Directors was reconstituted with the resignation of the two former directors and the addition of Messrs. Hewlett, Crockett, Craig and Mitchell. Additionally, management, the Board and the new investors desired to increase the Company's stock price as part of a long-term plan to qualify the Company's stock for trading on the Nasdaq Small Cap Market, one criterion of which requires a minimum bid price of $3.00 per share. In order to increase the bid price, the Board resolved prior to the Financing to propose a 4:1 reverse stock split after the additional investment brought in through the Financing was in place.

    A bid price of $3.00 per share is only one of the entry standards the Company must meet in order to regain the right to have its stock traded on the Nasdaq Small Cap Market. The Company will also need to meet other entry standards to have its stock listed on the Small Cap Market, including having i) 300 stockholders, ii) two market makers, iii) $4,000,000 in total assets, iv) $2,000,000 in total equity, and v) a public float of at least 100,000 shares valued at over $1,000,000. However, Nasdaq has proposed changing its listing requirements and there is no assurance the Company will qualify for such listing in the future. Currently, the per share bid price standard represents the most challenging standard facing the Company. The proposed 4:1 reverse stock split is expected to increase the bid stock price. Although existing stockholders prior to the Financing have had their interests diluted as a result of the Financing and will experience additional dilution as a result of the reverse stock split, the Board of Directors believe all the stockholders will benefit from the success of the Company as a result of the new capital available and the prospects of an increased stock price.

    After the completion of the Financing, the new investors obtained a total of approximately 53.4% of the total outstanding stock of the Company, leaving prior stockholders an aggregate interest in the Company of 46.6%. However, as part of the plan to attract the new investors to the Company, convertible debentures were issued to the new investors as part of the Financing and stock options were granted to those persons and entities facilitating the financial viability and a change in the focus of the Company. Assuming the conversion of all debentures and full exercise of stock options, the new investors will hold approximately 72.3% of the total outstanding stock and the prior stock holders approximately 27.7%. However, the convertible debentures and stock options granted in conjunction with the Financing are not subject to price adjustment under any circumstances including a reverse stock split; accordingly, if the proposal before the stockholders to approve a 4:1 reverse split is passed, the new investors in the Financing and stock option holders will hold approximately 87.5% of the outstanding stock of the Company and the existing stockholders prior to the Financing will hold approximately 12.5%, on a fully diluted basis.

    In connection with the Financing, the Company by vote of the Board of Directors, which did not require a vote of the stockholders, agreed to grant a total of 5,477,000 non-qualified stock options in October 1996 (the "1996 Options"), all of which are exercisable at a price of $.50 or $1.00 per Share and expire on December 31, 2006. The shares issuable upon exercise of the 1996 Options are not subject to adjustment in the event of a reverse stock split. Certain of the options granted vested upon the sale of all 100 Units offered through the Financing including the following: (i) Pine Valley, Ltd., an affiliate of Mr. Hewlett, and Culley W. Davis, a consultant to the Company, were each granted options to purchase 400,000 shares at a price of $.50 per Share;
(ii) Granite Hollow Insurance Agency, LLC, an affiliate of Mr. Hewlett, was granted options to purchase 1,000,000 shares at a price of $.50 per Share; (iii) Dennis L. Crockett was granted options to purchase 100,000 shares at a price of $.50 per Share; (iv) Michael B. Orr and J. Arthur Wright, former directors of the Company who have never been compensated for their service as directors, were each granted options to purchase 50,000 shares at a price of $.50 per Share; (v) Miles T. Doody was granted options to purchase 360,000 shares at a price of $.50 per Share in consideration for his waiver of rights to purchase 160,000 options previously granted and his agreement to reduce his salary to $75,000 per year;
(vi) Bruce H. Haglund, Secretary and general counsel to the Company, received 750,000 options at a price of $.50 per Share in consideration for his agreement to convert $150,000 of legal fees for a long-term promissory note due June 30, 1999, and he agreed to waive his rights to 50,000 options previously granted.

    The Company agreed to grant Mr. Craig 1996 Options to purchase 600,000 shares at a price of $.50 per share. A total of 300,000 of the options vested and the balance of his options vest upon the earlier of achieving certain performance goals or after ten years. The remaining options granted are to vest upon the earlier of achieving certain performance goals, or, ten years. The performance goals are that the Company achieves sales of Fila-Registered Trademark--trademarked products in the amount of $5,000,000 in 1997, $8,000,000 in 1998, and $10,000,000 in 1999. Current employees of the Company were granted an aggregate of 417,000 1996 Options. James T. Doody received 225,000 of the 417,000 options. Mont E. Warren received 150,000 of the options, and Janet Gardner received 9,000 of the options.

    The Board also granted Mr. Hewlett 1,000,000 1996 Options exercisable at the price of $1.00 per Share at any time until their expiration 10 years from the date of grant in connection with his services in 1996 as a Director of the Company, for providing marketing contacts and expertise to help effectuate the Company's plan to re-focus its business strategy and marketing efforts, and in consideration for the $400,000 royalty line of credit and his personal guarantee of the Company's credit arrangements.

    The Board granted Wade B. Mitchell 200,000 of the 1996 Options exercisable at the price of $.50 per Share at any time until their expiration 10 years from the date of grant and 150,000 of the 1996 Options exercisable at the price of $1.00 per Share at any time until their expiration 10 years from the date of grant. The options were granted to Mr. Mitchell for his services in 1996 as a Director of the Company and for providing services to implement the Company's re-focused business strategy and marketing efforts.

    The 1996 Options granted were granted by the Board of Directors and such grants did not require a vote of the stockholders. The shares issuable upon exercise of the 1996 Options including those specifically discussed in this section are not subject to adjustment in the event of a reverse stock split. A summary of the options granted in conjunction with the Financing follows:

                      OPTIONS GRANTED PURSUANT TO THE FINANCING



Name of Recipient                      Relationship      Number        Vesting        Exercise     Consideration
                                                        of Shares        Date          Price
-----------------                      -------------    ---------     --------        -------      -------------
    John B. Hewlett                      Chairman      1,000,000      12/31/96          $1.00          (4)
    Granite Hollow                    Consultant  (1)  1,000,000      12/31/96          $0.50          (4)
    Pine Valley, Ltd.                 Consultant  (1)    400,000      12/31/96          $0.50          (4)
    Dennis L. Crockett                  Director         100,000      12/31/96          $0.50          (5)
    Culley W. Davis                    Consultant        400,000      12/31/96          $0.50          (6)
    Michael B. Orr                     Director  (2)      50,000      12/31/96          $0.50          (7)
    J. Arthur Wright                   Director  (2)      50,000      12/31/96          $0.50          (7)
    Miles T. Doody                      Director         360,000      12/31/96          $0.50          (8)
    Kenneth W. Craig                    Director         300,000      12/31/96          $0.50          (9)
                                                         300,000         (3)            $0.50          (9)
    Bruce H. Haglund                    Officer          750,000      12/31/96          $0.50          (10)
    Wade B. Mitchell                    Director         200,000      12/31/96          $0.50          (11)
                                                         150,000      12/31/96          $1.00          (11)
    Other Employees                                      417,000         (3)            $0.50          (12)

    Total Options Granted                              5,477,000

---------------------

(1)  An affiliate of John B. Hewlett.
(2)  Resigned in conjunction with the Financing in October 1996.
(3) Options are to vest upon the earlier of achieving certain performance goals or ratably over 10 years. The performance goals are that the Company achieves sales of $5,000,000 in 1997, $8,000,000 in 1998, and
     $10,000,000 in 1999.
(4) Mr. Hewlett was granted options for serving as a Director of the Company, for providing marketing contacts and expertise to help effectuate the Company's plan to re-focus its business strategy and marketing efforts through his affiliated companies, and in consideration for the $400,000 royalty line of credit and his personal guarantee of the Company's credit arrangements including a $1,000,000 line of credit and additional short-term lines of credit in amounts exceeding $1,000,000.
(5) Mr. Crockett was granted options for serving as a Director of the Company and for providing consulting services to help effectuate the Company's re-focused business strategy.
(6) Mr. Davis was granted options for providing consulting services related to organizing and effectuating the Financing plan.
(7) Messrs. Orr and Wright, who were never been compensated for their years of service as Directors, were each granted options as compensation for their past services to the Company.
(8) Mr. Doody agreed to waive his rights to purchase 160,000 options previously granted and to reduce his salary to $75,000 per year.
(9) Mr. Craig was granted options for providing consulting services related to organizing and effectuating the Financing plan, for providing services as the Company's President and as a Director, and for guiding the Company to the achievement of certain performance goals.
(10) Mr. Haglund agreed to convert $150,000 of legal fees for a long-term promissory note due June 30, 1999, and he agreed to waive his rights to 50,000 options previously granted.
(11) Mr. Mitchell was granted options for his services in 1996 as a Director of the Company and for providing services to implement the Company's re-focused business strategy and marketing efforts.
(12) Current employees of the Company were granted an aggregate of 417,000 1996 Options. Current management including James T. Doody received 225,000 of the 417,000 options, Mont E. Warren received 150,000 of the options, and Janet Gardner received 9,000 of the options.

    In conjunction with 1996 Stock Option grants to the new Directors, executives, and consultants including John B. Hewlett and his affiliates, Bruce
H. Haglund, Culley W. Davis, Dennis L. Crockett and his affiliates, Kenneth W. Craig, Miles T. Doody, and Wade L. Mitchell the specifically named individuals and their affiliates are hereinafter collectively referred to as the "Optionholders"), entered into an agreement effective in the event of approval of the Reverse Split ("Optionholder Agreement."). Pursuant to the Optionholder Agreement, each Optionholder will place his 1996 Options granted in conjunction with the Financing, but excluding performance based options (the "Escrowed Options") into an escrow (the "Escrow") with Bruce H. Haglund, the Secretary of the Company, to hold the Escrowed Options during the terms of the Optionholder Agreement, subject to the following restrictions:

    - All Escrowed Options and Shares issued upon the exercise of the Escrowed Options held by any of the Optionholders participating in the Optionholder Agreement will be placed in the Escrow;

    - Shares issued upon the exercise of the Escrowed shall be released from the Escrow only after the post-reverse-stock split closing price exceeds $1.50 per Share for 60 consecutive trading days (the "Initial Release Date");

    - After the initial Release Date, the aggregate number of Shares issued upon the exercise of the Escrowed Options released from the Escrow in any month shall not exceed the greater of 5% of the total Escrowed Options and Shares issued upon the exercise of Escrowed Options, or 25% of the previous month's total trading volume of the Company's Shares;

    - All Shares issued upon the exercise of the Escrowed Options shall be subject to release from the Escrow after the earlier of the 60th consecutive trading day that the post-stock split closing price exceeds $5.00 per share or December 31, 2000 (the "Final Release Date"); and


    - In the event the Initial Release Date has not occurred within two years of establishment of the Escrow, the Company by a majority vote of the directors may permit modification of the Optionholder Agreement.

    In the event the proposed reverse stock split is not approved, no 1996 Options will be placed into Escrow. In the event the proposed reverse stock split is approved the stock price will need to rise approximately $.31 from its anticipated average level (assuming the price of the Shares increases four times the current price) after giving effect to the 4:1 reverse stock split before any shares will begin being released from Escrow.


    The Financing and grant of 1996 Options are relevant to the matters to be acted upon because the Company's Board of Directors is recommending a 4:1 reverse stock split (the "Reverse Split") for approval by the Stockholders whereby each four Shares would be combined into one Share. If approved, all of the issued and outstanding Shares would be subject to the Reverse Split, including the Unit Shares issued through the 1996 Financing. Debenture conversion right prices, 1996 Option prices, and Shares issuable upon conversion of the Debentures and 1996 Options (the "Conversion Shares") are not subject to adjustment in the event of the Reverse Split. If all of the Financing Unit Shares offered are issued, as a consequence of the Reverse Split, the 6,250,000 Unit Shares would be combined into 1,562,500 Shares and the remaining 5,461,163 Shares outstanding as of March 31, 1997 would be combined into 1,365,291 Shares. Because the Conversion Shares are not subject to adjustment, assuming total conversion of the Conversion Shares, the percentage of the outstanding Shares represented by the Unit Shares, Conversion Shares and Shares outstanding before the Financing to the total Shares outstanding would be as follows: Unit Shares 14.3%, Conversion Shares 73.2%, and Shares outstanding before the Financing 12.5%.

    Because each of the current Directors has rights to Conversion Shares not subject to the Reverse Split, each Director will substantially benefit if the Reverse Split is approved by effectively increasing his beneficial ownership of the total issued and outstanding Shares of the Company. Additionally, if the Reverse Split is approved, Directors holding Conversion Shares will be able to purchase Shares for $0.50 and $1.00 per share; whereas, Stockholders investing in the Company through the offering will have effectively paid $0.80 per Share after the Reverse Split. (See the ownership chart in the section entitled "PRINCIPAL STOCKHOLDERS" below for a breakdown of the potential beneficial ownership change for each Director.)


    In addition to the 1996 Options granted, certain officers, directors and related parties purchased Units for investment purposes including Mr. Hewlett or his affiliates who purchased two Units and Dennis L. Crockett or his affiliates who purchased six Units. See "PRINCIPAL STOCKHOLDERS."


                             PRICE RANGE OF COMMON STOCK


    The following table sets forth, for the period from January 1995 to
December 1996, the high and low bid quotations for the Common Stock during the two most recent fiscal years as reported by the National Quotation Bureau Incorporated from November 4, 1995 to December 31, 1996 and the NASDAQ Small Cap Market prior to November 4, 1995. The prices represent quotations between dealers, without adjustment for retail markup, mark down or commission, and do
not necessarily represent actual transactions.   The table also sets forth the
Common Stock price for the same period with an adjustment to reflect what the price may have effectively been after giving effect to the proposed 4:1 Reverse Split to reflect the potential value of the Common Stock after the Reverse Split to the exercise price of the debenture conversion shares and the stock options granted pursuant to the Financing.


                        COMMON STOCK PRICE ACTUAL AND ADJUSTED

                       BEFORE SPLIT             AFTER SPLIT(1)
                      HIGH      LOW         HIGH        LOW
    1996             -----     -----        ----        ----
 1st Quarter         .25       .1875        1.00        .75
 2nd Quarter         .5385     .1250        2.154       .50
 3rd Quarter         .5625     .1250        2.25        .50
 4th Quarter         .3750     .2187        1.50        .875

    1995
 1st Quarter        1.437      .875         5.75       3.50
 2nd Quarter        1.25       .435         5.00       1.75
 3rd Quarter         .75       .50          3.00       2.00
 4th Quarter         .50       .25          2.00       1.00

--------------------

(1) Represents the price quote multiplied by four. Does not take any other factors into account in determining the stock price.


                                PRINCIPAL STOCKHOLDERS

    The following table sets forth information concerning the beneficial ownership of the Company's Shares as of July 31, 1997 for (i) each current Director and each nominee for Director (ii) each officer of the Company, (iii) all persons known by the Company to beneficially own more than 5% of the outstanding Shares of the Company's Shares, and (iv) all officers and Directors of the Company as a group.



                                    Number Of Shares                                      Number of Shares
Name and Address of                 Beneficially Owned             Percent Of Total      Beneficially Owned     PERCENT OF TOTAL
Beneficial Owner(1)                  Before Split(2)               Before Split (3)         After Split         After Split (4)
-------------------                  ---------------              -----------------         -----------         ----------------
John B. Hewlett                        2,575,000      (5)              19.2%                2,481,250                47.8%

Bruce H. Haglund                         757,000      (6)               6.5%                  751,750                21.7%

Kenneth W. Craig                         300,000      (7)               2.7%                  300,000                 9.9%

Dennis L. Crockett                       625,000       (8)               5.6%                  343,750                11.5%

Miles T. Doody                           449,375       (9)               4.0%                  382,343                12.3%

James T. Doody                           165,250       (10)              1.5%                  131,313                 4.6%

Mont E. Warren                            97,250       (11)              0.9%                   69,313                 2.5%

Janet R. Gardner                          96,375       (12)              0.9%                   69,094                 2.5%

Wade M. Mitchell                         350,000       (13)              3.1%                  350,000                11.3%

All officers and Directors             5,415,250       (14)             34.6%                4,878,813                65.6%
as a group (nine persons)

Unaffiliated                          12,345,913       (15)             93.0%                4,661,478                92.2%
Stockholders


---------------------------
1) Unless otherwise noted, the Company believes that all Shares are beneficially owned and that all persons named in the table or family members have sole voting and investment power with respect to all Shares owned by them. Unless otherwise indicated, the address of each Stockholder is 5812 Machine Drive, Huntington Beach, California 92649.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

(3) Assumes 10,961,250 Shares outstanding plus, for each individual, any securities that specific person has the right to acquire upon exercise of presently exercisable stock options and conversion of debenture shares before giving effect to the proposed 4 to 1 Reverse Split. Options, warrants, or conversion rights held by persons other than the specific individual for whom an ownership interest percentage is being calculated are not considered in calculating that specific individual's ownership interest percentage.

(4) Assumes 2,740,312 Shares outstanding that will be outstanding upon approval and completion of the proposed 4 to 1 Reverse Split, plus, for each individual, any securities that specific person has the right to acquire upon exercise of presently exercisable stock options and conversion of debenture shares. Options held by each beneficial owner or group listed are not subject to adjustment upon approval of the Reverse Split; accordingly, each beneficial owner or group will hold a greater ownership interest relative to the total Shares outstanding. Options, warrants, or conversion rights held by persons other than the specific individual for whom an ownership interest percentage is being calculated are not considered in calculating that specific individual's ownership interest percentage.

(5) Represents 1,400,000 Shares issuable to Mr. Hewlett, and affiliates which he controls, upon the exercise of stock options to be issued upon completion of the Financing at a price of $0.50 per Share,

     1,000,000 Shares issuable upon the exercise of presently exercisable stock options at a price of $1.00 per Share and 50,000 Debenture Conversion Shares issued as a result of his investment in the Financing. Mr. Hewlett's address is 2919 East Granite Hollow Street, Sandy, Utah 84092.

(6) Includes 750,000 Shares issuable upon the exercise of presently exercisable stock options and stock options to be issued upon completion of the Financing at a price of $0.50 per Share. Mr. Haglund's address is 2010 Main Street, Suite 400, Irvine, California 92660.

(7) Includes 300,000 Shares issuable upon the exercise of presently exercisable stock options and stock options to be issued upon completion of the Financing at a price of $0.50 per Share.

(8) Includes 100,000 Shares issuable upon the exercise of presently exercisable stock options and stock options to be issued upon completion of the Financing at a price of $0.50 per Share and 150,000 Debenture Conversion Shares issued as a result of his investment in the Financing. Mr. Crockett's address is 7050 Union Park Center, Suite 600, Midvale, Utah 84047.

(9) Includes 360,000 Shares issuable upon the exercise of presently exercisable stock options at a price of $0.50 per Share.

(10) Includes 120,000 Shares issuable upon the exercise of presently exercisable incentive stock options at a price of $4.00 per Share.

(11) Includes 60,000 Shares issuable upon the exercise of presently exercisable incentive stock options at a price of $4.00 per Share.

(12) Includes 60,000 Shares issuable upon the exercise of presently exercisable incentive stock options at a price of $4.00 per Share.

(13) Represents 200,000 Shares issuable to Mr. Mitchell upon the exercise of stock options to be issued upon completion of the Financing at a price of $0.50 per Share and 150,000 Shares issuable upon the exercise of presently exercisable stock options at a price of $1.00 per Share. Mr. Mitchell's address is 2919 East Granite Hollow Street, Sandy, Utah
     84092.

(14) Includes 4,500,000 Shares issuable upon the exercise of stock options and 200,000 Debenture Conversion Shares.


(15) Unaffiliated Stockholders includes all stockholders not otherwise listed in the chart. Total shares include 100,000 options held by former directors who are no longer affiliated with the Company and 2,000,000 Debenture Conversion Shares. The percentage assumes no conversion of shares or exercise of options held by any person or entity other than the 100,000 option shares and 2,000,000 Debenture Conversion Shares referenced in this footnote 15.


                                  BOARD OF DIRECTORS

     The Board of Directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. However, in accordance with corporate governance principles, the Board is not involved in day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them, and by participating in Board and committee meetings.


     In October 1996, Michael B. Orr and J. Arthur Wright resigned as
Directors of the Company to permit new Directors to be appointed in conjunction with the Financing and a restructuring of the Board. The Board acted to fill these two vacancies and two other vacancies on the Board by electing John B. Hewlett, Kenneth W. Craig, Dennis L. Crockett, and Wade M. Mitchell as Directors to serve until the next Annual Meeting of the Company.


     The Board held five Meetings in 1996. All Directors attended more than 75% of the Meetings held during their tenures as Directors. Board members are not presently compensated, other than being reimbursed for expenses and receiving 1996 Options, for their attendance at Board Meetings.

                               COMMITTEES OF THE BOARD

    In November 1996, the Board of Directors established a number of committees, including a Finance Committee, an Audit Committee, and a Compensation Committee, each of which is briefly described below. The Committees did not meet in 1996.

    The Finance Committee has been established to oversee Company expenditures and approve contracts entered into by the Company. The committee must, by majority vote, approve all contracts and negotiated debt obligations on behalf of the Company whereby the obligation of the Company will exceed $2,500. The committee consists of two outside Directors, John B. Hewlett and Wade M. Mitchell, one employee Director, Kenneth W. Craig, and Mont Warren, the Company's Chief Financial Officer as an EX OFFICIO member.

    The Audit Committee has been established to meet with management to consider the adequacy of the internal controls and the objectivity of financial reporting; the committee meets with the independent auditors and with appropriate Company financial personnel about these matters. The committee recommends to the Board of Directors the appointment of the independent auditors, subject to ratification by the Stockholders at the annual Meeting. Both the internal auditors and the independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. The committee consists of two non-employee, Directors Dennis L. Crockett and Wade B. Mitchell, one employee Director, Kenneth W. Craig, and Mont Warren, the Company's Chief Financial Officer as an EX OFFICIO member.

    The Compensation Committee negotiates employment contracts, recommends to the Board of Directors compensation for officers, Directors, and employees, and administers management incentive compensation plans, including stock option plans. The committee consists of two non-employee Directors, John B. Hewlett and Dennis L. Crockett, one employee Director Miles T. Doody, and Bruce H. Haglund, Secretary and General Counsel to the Company, as an EX OFFICIO member, having no vote.


                                ELECTION OF DIRECTORS
                                (ITEM 1 ON PROXY CARD)

    The Bylaws of the Company provide for the Directors to number at least five and no more than seven. Five members of the Board of Directors are to be elected at the Meeting. The five nominees selected by the Board of Directors are listed on the following pages. Stockholders have cumulative voting rights when voting for Directors; accordingly, any Stockholder may multiply the number of Shares he or she is entitled to vote by the number of Directors to be elected and allocate votes among the candidates in any manner. There are no conditions precedent to the exercise of the right to cumulate votes in the election of Directors of the Company: Stockholders may exercise such cumulative voting rights, either in person or by proxy, with or without advance notice to the Company. The five Director nominees receiving the highest number of votes will be elected. Any Shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

    The Board of Directors intends to vote proxies equally for the five nominees unless otherwise instructed on the Proxy Card. If you do not wish your Shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the Proxy Card.

    If at the time of the Meeting one or more of the nominees have become unavailable to serve, Shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors.

    Directors elected at the Meeting will hold office until the next annual Meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of January 1, 1997.

NOMINEES FOR ELECTION AS DIRECTORS

    The following sets forth certain information for each person who is nominated for election to the Board of Directors:


                                                                                                         DIRECTOR
                                                                                                        OR OFFICER
NAME                          AGE                      CURRENT POSITION WITH THE COMPANY                   SINCE
John B. Hewlett                45           Chairman of the Board, Director                                 1996
Miles T. Doody                 69           Vice Chairman of the Board, Director                            1993
Kenneth W. Craig               42           President, Chief Executive Officer, Director                    1996
Dennis L. Crockett             45           Director                                                        1996
Wade M. Mitchell               32           Director                                                        1996



    JOHN B. HEWLETT has served as Chairman of the Board of Directors of the Company since October 1996. Mr. Hewlett is President of Hewlett Financial Corporation. He has 22 years of experience in the insurance industry, specializing in sales and long and short-term planning. From 1985 to the present, Mr. Hewlett has been a nationally-recognized consultant and seminar leader on closely held business succession and financial planning. He is a member of the Million Dollar Round Table, Court of the Table, and one of three Top of the Table members in the Intermountain West with career insurance sales approaching $640,000,000. Mr. Hewlett is a member of the National Basketball Association Utah Jazz 100 Club and Advisory Board.

    MILES T. DOODY served as Chief Executive Officer of the Company from
January 1993 through December 1996, as President from 1990 to 1996, and currently serves as Vice Chairman of the Board and as a Director. From 1986 to 1990, Mr. Doody operated a golf industry consulting service, advising such companies as Callaway Golf and Bullet/Cougar Golf Company. From 1971 through 1986, Mr. Doody was employed with Lynx Precision Golf Company where he was involved in specific club designs, various manufacturing procedures set-up, and where he served eventually as General Manager and Executive Vice President. Mr. Doody negotiated the acquisition by Lynx of Lilly Dache, a leading leisure sportswear company, whereupon he became the General Manager of Lilly Dache, working with overseas and domestic soft goods suppliers. From 1967 to 1971, Mr. Doody was employed by P.G.A. Golf Co., serving as National Accounts Executive and National Sales Manager. Miles T. Doody is the father of James T. Doody.

    KENNETH W. CRAIG has served as President and as a Director of the Company since October 1996, and as Chief Executive Officer since January 1997. Mr. Craig has been a private investor since June 1993. He began his career as an attorney in Houston, Texas and practiced law from 1980 to 1989, specializing in contracts, tax, and mergers and acquisitions. In the early 1980's, he participated in the growth of Telecommunications Specialist Inc. ("TSI"), a telephone system rental company which became the largest distributor for TIE Communications ("TIE"). In 1987, he founded TIE National Rental Company, Inc. ("TNR") to prove a pilot program for TIE. In 1991, he sold his interest in TNR to TIE to pursue the acquisition of Centel Business Systems ("Centel") by the Williams Companies. Upon the acquisition, Centel became Wiltel Communications Systems, Inc. where he was President of the Finance/Marketing Divisions until May 1993. Mr. Craig has also been actively involved in golf in various capacities including coach of the University of Mississippi golf team and as a buyer, director, and president of numerous golf and country clubs. He is a graduate of Stetson University and the University of Mississippi School of Law.

    DENNIS L. CROCKETT has served as a Director of the Company since October 1996. He is a co-founder and since 1985 has been the Chief Operations Officer of Broadcast International, Inc., a communications firm specializing in the delivery of business information via satellite, FM wireless, and cable television technologies, which recently merged with Data Broadcasting Corporation. Further, Mr. Crockett co-founded the Instore Satellite Network, one of the nation's largest private satellite communications networks providing private audio, video, voice, and data broadcasts to retail clients including Safeway Stores, Osco/Savon Drug, Lucky Stores, and RE/MAX Reality. Mr. Crockett is also a nationally published composer, arranger, vocalist, and keyboardist as well as a respected musical producer of both record, radio, and television entertainment. He is a graduate of Brigham Young University in Provo, Utah.

    WADE M. MITCHELL has served as a Director since October 1996. He has been employed as a business consultant through Mitchell & Associates, a professional corporation specializing in mergers, acquisitions, and corporate turn-arounds since 1989. Mitchell & Associates is owned and controlled by Mr. Mitchell.
From 1993 to 1995, he was a special consultant and member of the Board of Directors of Environmental Safeguards, Inc., of Springville, Utah, and a member of the Board of Directors of National Fuel & Energy, Inc., a wholly-owned subsidiary of Environmental Safeguards, Inc. From 1991 to 1993, he was the Chief Operating Officer for Enpak Surgical Products, Inc., Salt Lake City, Utah. During 1989, he was a marketing consultant for Novations Group, Inc., Provo, Utah, and from 1985 to 1988, he was the Director of Marketing for Great Wave Software, Inc., Scotts Valley, California. Mr. Mitchell also serves as a director of Mitchell's Nursery & Gifts, Inc., a member of the advisory Board of GT Travel, Inc., and, a director of Paradise Optical, Park City, Utah. Mr. Mitchell graduated from Brigham Young University in April 1988, with a B.S. degree in science, and received an MBA degree from Brigham Young University's Marriott School of Management in April 1990.

    Management intends to vote for the directors as nominated.


                                 REVERSE STOCK SPLIT
                                (ITEM 2 ON PROXY CARD)


    The Board of Directors of the Company has adopted a resolution recommending to the Stockholders a Reverse Split of one Share for every four Shares (1:4) of outstanding common stock without amending the Company's Certificate of Incorporation to reduce the number of authorized Shares or to modify the par value of the Shares. A reverse stock split is the opposite of a conventional stock split. Instead of a corporation splitting its outstanding shares to provide for more shares outstanding, the corporation consolidates its outstanding stock into a lesser number of shares. The proposed Reverse Split reflects the Board's intent, first contemplated at the time discussions were held with new potential investors regarding undertaking the Financing, to increase the stock price in an effort to enable the Company to ultimately qualify to meet one of the requirements necessary to have the stock listed on the Nasdaq Small Cap Market.


    The Board considers the proposed Reverse Split to be in the best interest of all stockholders based upon its belief that if the Company will be able to more quickly meet all necessary requirements to have the stock traded on the Nasdaq Small Cap Market within the next several years, and upon the Boards belief the valuation of the Company will increase and permit the Company to attract additional new capital into the Company at a high stock price. Additional capital as it comes available can then be used to increase working capital to enable the Company to finance production and sales. The Board believes the end result of the increase in capital available to the Company will be an increased valuation of the Company. The Board also believes that the stock held by the stockholders will increase in value upon the Reverse Stock Split although, the Company cannot accurately predict if the stockholders will experience any increase in the value of their stock holdings, merely as result of the Reverse Split.

    If the Reverse Split proposal is adopted, each stockholder's percentage ownership interest in the Company and proportional voting power will not immediately change upon effecting the stock split, but will change substantially in the event rights for Conversion Shares are exercised. The Company anticipates that the Reverse Split will result in fractional Shares aggregating less than 500 of the approximately 2,740,312 Shares that would be outstanding after the Reverse Split, and that less than five of its approximately 225 holders of record would no longer have any Shares by virtue of the payment of cash in lieu of fractional Shares. The rights and privileges of the holders of Shares would be substantially unaffected by the adoption of the Reverse Split proposal other than by the dilution which could occur if the Conversion Shares are exercised. The issuance of cash in lieu of fractional Shares will not affect the Company's reporting requirements pursuant to the Securities Exchange Act of 1934.

    The Reverse Split proposal may be abandoned by the Board of Directors, at any time before or after the Annual Meeting and prior to effecting the Reverse Split by mailing notice to the Stockholders to return their certificates to permit new certificates to be issued ("Effective Date"), if for any reason the Board of Directors deems it advisable to abandon the proposal.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES; EXCHANGE OF STOCK CERTIFICATES

    No fractional Shares will be issued as a result of the Reverse Split. In lieu of receiving fractional Shares, any Stockholder who holds any number of Shares not evenly divisible by four immediately prior to the Reverse Split will be entitled to receive cash in the sum of such stockholder's fractional interest multiplied by the fair value of the Shares (as determined by the Board of Directors) on the Effective Date of the Reverse Split. For purposes of such determination, fair value will be deemed to be an amount equal to the highest of
(a) the highest of the Average Price of the Shares for any of the ten trading days immediately following the effective date of the Reverse Split, and (b) the product of four multiplied by the highest of the Average Price of the Shares on the last trading date prior to the effective date of the Reverse Split. As used herein, "Average Price" means the arithmetic average of the "high/ask" and "low/bid" prices for the Shares as reported by the National Quotation Bureau Incorporated.

    As permitted by Delaware law, promptly following the Effective Date, the Company will exchange certificates issued before the Effective Date for new certificates on or before a date (the "Certificate Exchange Deadline") which is 45 days after the Effective Date. Each Stockholder will receive a letter of transmittal from the transfer agent containing instructions on how to exchange certificates. (Please do not return your certificate until you receive these instructions.) The Company will not issue certificates for fractional Shares. In the event that any holder fails to surrender presently held certificate(s) on or before the Certificate Exchange Deadline, such holder shall not be entitled thereafter to vote or to receive dividends or to exercise any of the other rights of a Stockholder of the Shares represented by such certificate(s) until such holder has surrendered the certificate(s).

REASONS FOR THE PROPOSED REVERSE SPLIT

    The Company's Shares have traded with bid quotation in the range of $3.875 to $0.125 per Share since January 1994. During calendar year 1996, Shares traded with bid quotations in the range of $0.563 to $0.125 per share. The Board of Directors believes that the current low per share price of the Shares has had a negative effect on the marketability of the existing Shares and the potential ability of the Company to raise capital by issuing additional Shares.

    Many brokerage firms are reluctant to recommend low-priced stocks to their clients, and a variety of brokerage house practices and policies exist which tend to discourage individual brokers within those firms from dealing in low-priced stocks such as the Company's Shares. In addition, by virtue of the per share price, the Shares are now subject to a Commission rule that imposes various sales practice requirements on broker-dealers who sell the Shares to persons other than established customers or accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to sale.

    In addition, since brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than the commission on higher priced stock, the current Share price can result in individual Stockholders paying transaction costs which are a higher percentage of their total Share value than would be the case if the Share price was substantially higher.


    Effective November 3, 1995, the Company's was delisted from the Nasdaq
Small Cap Market, on which it had been traded since November 12, 1993, for failure to meet the minimum bid price and capital and surplus requirements. Although the Board of Directors has determined that it would be advantageous to the Company and its Stockholders to again have the Shares listed on the Nasdaq Small Cap Market, the Shares cannot be so listed unless the Company re-qualifies for listing. Re-qualification will require the Company to meet all of the current listing standards which include, in substantial part that the Company have, i) shares with a bid price of over $3.00 per share, (ii) 300 stockholders,
(iii) two market makers, (iv) $4,000,000 in total assets, (v) $2,000,000 in total equity, and (vi) a public float of at least 100,000 shares valued at over $1,000,000. Although these requirements are not currently met by the Company, the Company and the Board intend to use their best efforts to meet all of the necessary requirements as quickly as possible to permit listing. Nasdaq has proposed new listing requirements which are anticipated to go into effect in the near future. Among the changes proposed is a bid price of $4.00 per share, three market makers, $4,000,000 in net tangible assets, and a public float of at least 1,000,000 shares valued at over $5,000,000. The Board believes the Company can ultimately achieve the proposed listing requirements with the approval of the Reverse Stock Split; although, the requirements are more restrictive than at present.


    The Company's Shares are currently traded in the over-the-counter market on
the OTC Electronic Bulletin Board.   Accordingly, an investor may find it more
difficult to dispose of, or to obtain accurate quotations as to the market value of, the Shares than if the Shares were listed on a national securities exchange or the Nasdaq Small Cap Market.

    There can be no assurance that the market price of the Shares after the proposed Reverse Split will be four times the market price before the proposed Reverse Split, that the resulting market prices will be maintained for any period of time, or that the Shares will qualify for listing on the Nasdaq Small Cap Market.

DISSENTERS' RIGHTS

    No dissenter's rights are available to dissenting Stockholders under Delaware law with respect to the Reverse Split.

FEDERAL INCOME TAX CONSEQUENCES

    The Reverse Split is intended to be a tax-free recapitalization to the Company and its Stockholders, except for those Stockholders who receive cash in lieu of a fractional share. Stockholders will not recognize any gain or loss for Federal income tax purposes as a result of the Reverse Split, except for those Stockholders receiving cash in lieu of a fractional share (as described below). The holding period for Shares after the Reverse Split will include the holding period of Shares before the Reverse Split, provided that such Shares are held as a capital asset on the Effective Date. The adjusted basis of the Shares after the Reverse Split will be the same as the adjusted basis of the Shares before the Reverse Split excluding the basis of fractional Shares.

    A Stockholder who receives cash in lieu of fractional Shares will be treated as if the Company has issued fractional Shares to such Stockholder and then immediately redeemed such Shares for cash. Such Stockholder would generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder's Shares (prior to the Reverse Split) allocable to such fractional share.

    Although the Company believes that the foregoing summary describes the material Federal income tax consequences of the Reverse Split, there can be no assurance that the actual tax consequences will not be different. Stockholders should be advised that the Company has not obtained, and does not intend to request, either a ruling from the Internal Revenue Service or an opinion of counsel regarding any tax consequences. Furthermore, the foregoing is only a summary of the Federal income tax consequences of the Reverse Split and does not deal with all of the tax consequence that may be relevant to particular Stockholders, such as Stockholders who are dealers in securities, foreign persons or Stockholders who acquired their Shares upon the exercise of stock options or in other compensatory transactions. In view of the individual nature of tax consequences, Stockholders are urged to consult their own tax advisers as to the specific tax consequences to them of the proposed Reverse Split, including the applicability of Federal, state, local, and foreign tax laws.

VOTE REQUIRED


    The affirmative vote of a majority of the outstanding Shares is required to approve this proposal. Management intends to vote "FOR" the proposal to effect the Reverse Split.


    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO EFFECT A REVERSE SPLIT, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                      AMENDMENT OF THE COMPANY'S CERTIFICATE OF
                 INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF
                               SHARES OF COMMON STOCK
                                (ITEM 3 ON PROXY CARD)

    The Board of Directors recommends approving an increase in the authorized number of Shares of the Company. If approved by the stockholders of the Company, paragraph 4 of the Company's Certificate of Incorporation, as previously amended, will be amended to read in full as follows:

    4. The total number of shares of stock which the Corporation shall have authority to issue is 40,150,000 of which stock 40,000,000 shares of the par value of $.001 each, amounting in the aggregate to $40,000.00 shall be common stock and of which 150,000 shares of the par value of $.01 each, amounting in the aggregate to $1,500 shall be Preferred Stock.

    The Company's Certificate of Incorporation currently authorizes 20,150,000 Shares. As of July 31, 1997, there were 10,961,250 issued and outstanding Shares. Of the unissued Shares, a total of approximately 9,000,000 are reserved for issuance upon completion of the Financing, the conversion of the Debentures, and the exercise of options for the purchase of Shares pursuant to the Company's various stock option plans and other stock option agreements. Consequently, the Company presently has few additional Shares available for issuance as currently authorized under the Certificate of Incorporation, as amended. The Company proposes to increase its authorized Shares to 40,150,000, which will then be available for issuance from time to time, for such purposes and such consideration, and on such terms, as the Board of Directors may approve, and no further vote of the Stockholders of the Company will be required except in certain transactions as provided under the Delaware General Corporation Law.

    The Board of Directors believes that it is in the best interest of the Company to increase the number of authorized Shares to 40,150,000 at this time in light of the limited availability of Shares.

An increase in the authorized Shares will enable the Company to meet possible contingencies and opportunities in which the issuance of Shares in amounts greater than would otherwise remain available for issuance may be deemed advisable, such as in equity financings or in acquisition transactions. By adopting the proposed amendment to the Certificate of Incorporation at this time, consummation of issuances of any additional Shares would be facilitated, because the delay and expense incident to the calling of a special Meeting of the Company's Stockholders, in cases where such a Meeting would not be otherwise be required, would be avoided. The timing of the actual issuance of additional Shares, if any, will depend upon market conditions, the specific purpose for which the stock is to be issued, and other factors. Any additional issuance of Shares could have a dilutive effect on existing holders of Shares. Any additional issuance of Shares would also have the effect of making a takeover attempt more difficult because control over a greater number of Shares would be required. The Company currently has no plans for the issuance of any unreserved Shares for which authorization is sought.

    The terms of the additional Shares for which authorization is sought will be identical to the terms of the Shares currently authorized and outstanding, and approval of the proposed amendment will not affect the terms, or the rights of the holders, of such Shares.

    Approval of the amendment to increase the authorized Shares will require the affirmative vote of the holders of at least a majority of the outstanding Shares.

    The amendment to the Certificate of Incorporation would be effective on the date the amendment is filed with the Delaware Secretary of State.

VOTE REQUIRED


    The affirmative vote of a majority of the outstanding Shares is required to
approve this proposal.   Management intends to vote "FOR" the proposal to amend
the Certificate of Incorporation in the event the proposal to effect the Reverse Split does not pass.


    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                       RATIFICATION OF APPOINTMENT OF AUDITORS
                                (ITEM 4 ON PROXY CARD)

    The Board of Directors has selected Corbin & Wertz as independent public accountants for the Company for the fiscal year ending December 31, 1997, subject to the approval of the Stockholders. Corbin & Wertz acted as the Company's independent public accountants for the years ending December 31, 1995 and 1996. To the knowledge of the Company, at no time has Corbin & Wertz had any direct or indirect financial interest in or any connection with the Company other than as independent public accountants. A representative of Corbin & Wertz will be available at the Meeting to respond to appropriate questions.

    Ratification of the appointment of auditors requires a majority of the votes cast thereon. Any Shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote. If the Stockholders do not ratify this appointment, other independent auditors will be considered by the Board or Directors upon recommendation of the Audit Committee.

VOTE REQUIRED


    The affirmative vote of a majority of the outstanding Shares is required to
approve this proposal.   Management intends to vote "FOR" the proposal to ratify
the auditors.


    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE COMPANY'S
STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE AUDITORS, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.


                                 MEETING ADJOURNMENT
                                (ITEM 5 ON PROXY CARD)

    The Board of Directors proposes to the stockholders that in the event either proposal B or C is not approved at the Meeting on the date first held, the Meeting be adjourned for two months to permit management to continue to solicit votes sufficient to approve either or both of the proposals. The Board makes this proposal because management does not have discretionary authority to use proxies held by the Board and voted against the proposals to vote for adjournment of the meeting.

VOTE REQUIRED

    Adjournment requires a majority of the votes represented at the Meeting to be in favor of the proposal. Any Shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote. Management intends to vote "FOR" the proposal to adjourn the Meeting in the event the proposal to effect the Reverse Split or the proposal to amend the Certificate of Incorporation does not pass.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE COMPANY'S
STOCKHOLDERS VOTE "FOR" ADJOURNMENT FOR TWO MONTHS IF THE EITHER PROPOSAL B OR C DOES NOT PASS, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.


                           REPORT ON EXECUTIVE COMPENSATION

    The Company's compensation programs are designed to link executives' compensation to the performance of the Company. The annual salary paid to executives over the past three years reflect fixed amounts that are deemed competitive for executives with comparable ability and experience in the industry. Additionally, because of cash flow issues for the Company, executives have not received increases in salary for three years, and in some instances, executives have taken a salary cut.

    The Company believes that providing stock options to executives helps reinforce their alignment of interests with the Stockholders. Accordingly, as a part of the recent Financing, executive officers were awarded stock options based upon performance over the next three years.

    The compensation paid to Mr. M. Doody, the highest paid executive during the past four years, is summarized in the compensation table below.

                              SUMMARY COMPENSATION TABLE


-----------------------------------------------------------------------------------------------------------------------------------
                         ANNUAL COMPENSATION                                               LONG-TERM COMPENSATION
-----------------------------------------------------------------------------------------------------------------------------------
    NAME AND                                                    OTHER                   AWARDS               PAYOUTS        ALL
    PRINCIPAL      YEAR           SALARY         BONUS          ANNUAL
    POSITION                       ($)           ($)            COMPEN-        RESTRICTED     OPTIONS/          LTIP      OTHER (1)
                                                                SATION         STOCK ($)      SARS (#)       PAYOUTS ($)
                                                                  ($)
-----------------------------------------------------------------------------------------------------------------------------------
                   1996            75,000           -0-           -0-             -0-         360,000(2)       -0-         -0-
                    ---------------------------------------------------------------------------------------------------------------
                   1995           121,000           -0-           -0-             -0-            -0-           -0-         -0-
                    ---------------------------------------------------------------------------------------------------------------
  Miles T. Doody,  1994           150,000        19,800           -0-             -0-            -0-           -0-         -0-
                    ---------------------------------------------------------------------------------------------------------------
   CEO             1993           150,000         1,100         30,300          36,000           -0-         160,000       -0-
-----------------------------------------------------------------------------------------------------------------------------------


(1) The remuneration described in the table does not include the cost to the Company of benefits furnished to the named executive officers, including premiums for health insurance and other personal benefits provided to such individual that are extended to all employees of the Company in connection with their employment. The value of such benefits cannot be precisely determined; however, the executive officer named above did not receive other compensation in excess of the lesser of $50,000 or 10% of such officers' cash compensation. Salary for Mr. M. Doody for 1991 and 1992 in the aggregate amount of $30,300 was deferred to 1993.

(2) In conjunction with the Financing, Mr. M. Doody agreed to forfeit a stock option for 160,000 Shares at $4.00 per Share granted in 1993 and to convert a short-term $50,000 note of the Company to a promissory note in exchange for a stock option for 360,000 Shares at $0.50 per share.

    The Company entered into three-year employment agreements in January 1993 with Miles T. Doody, James T. Doody, Janet R. Gardner, and Mont E. Warren, its executive officers. The agreements provide for minimum base salaries of $150,000 for Miles T. Doody, $85,000 for James T. Doody, $39,500 for Ms. Gardner, and $55,000 for Mr. Warren. In connection with their employment agreements, each of the executive officers also received Shares of the Company as part of their compensation. In January 1994, the Company agreed to extend these contracts through December 31, 1997. Miles T. Doody agreed to reduce his compensation to $75,000 per year commencing in July 31, 1996. See " - Certain Transactions" below.

    In October 1996, the Company entered into an oral agreement with Kenneth W. Craig to serve as President of the Company for three years. It is anticipated that the formal agreement will be executed in 1997. The employment agreement will provide for a minimum base salary of $48,000 per annum plus a quarterly incentive compensation bonus equal to 1% of the adjusted gross sales of the Company for various product lines.

1993 STOCK OPTION PLAN

    On July 13, 1993, the Board of Directors of the Company adopted the 1993 Stock Option Plan (the "Plan") which was approved by the Stockholders on the same day. The Plan, which does not encompass the 1996 Options which have been granted outside of the Plan, is intended to provide incentive to key employees and Directors of, and key consultants, vendors, customers, and others expected to provide significant services to, the Company, to encourage proprietary interest in the Company, to encourage such key employees to remain in the employ of the Company and its subsidiaries, to attract new employees with outstanding qualifications, and to afford additional incentive to consultants, vendors, customers, and others to increase their efforts in providing significant services to the Company. The Company has reserved 600,000 Shares for issuance under the Plan. The Plan provides that incentive stock options ("Incentive Stock Options") may be granted to full-time employees (who may also be Directors) and nonstatutory stock options ("Nonstatutory Stock Options") may be granted to non-employee Directors and consultants from time to time on a discretionary basis by the Board of Directors or the Committee. The Plan also provides for the grant of Nonstatutory Stock Options to outside members of the Board of Directors on a "formula award" basis as provided in Rule 16b-3 of the Securities Exchange Act of 1934 ("Rule 16b-3"). As of the date of this Memorandum, Incentive Stock Options are outstanding for the purchase of 240,000 Shares at $4.00 per Share pursuant to the Plan, all of which are vested, to the following executive officers: James T. Doody (120,000 options), Mont W. Warren (60,000 options), and Janet R. Gardner (60,000 options). These options expire in July 1998.

    The Plan provides for administration by the Board of Directors in compliance with Rule 16b-3, or by a Committee (the "Committee") appointed by the Board of Directors, which Committee shall be constituted to permit the Plan to comply with Rule 16b-3, and which shall consist of not less than two members, each of whom has not participated in the Plan by way of receipt of any discretionary grant of an option (Incentive Stock Options and Nonstatutory Stock Options are together hereinafter referred to as "Option" or "Options", unless the context otherwise requires), and who will not so participate while serving as a member of the Committee, and each of whom has not participated under any other plan or have received options of the Company during the year preceding adoption of the Plan by the Stockholders (other than pursuant to a formula award grant under the Plan). A member of the Board of Directors or a Committee member shall in no event participate in any determination related to Options held by or to be granted on a discretionary basis to such Board of Directors or Committee member.

    The aggregate number of Shares of the Company's authorized but unissued Shares which may be issued upon exercise of Options under the Plan may not exceed 600,000 Shares. If any unexercised option, or any portion thereof, for any reason expires or is terminated, do not vest or are not delivered, the unexercised or unvested Shares allocable to such Option may again be made subject to any Award.

    Options must be evidenced by written stock option agreements in such form as the Committee may from time to time determine. Each Option must state the number of Shares to which it pertains and must provide for the adjustment thereof if the outstanding Shares are exchanged for cash or a different number or kind of Shares or securities of the Company, or if the outstanding Shares of the common stock are increased, decreased, exchanged for, or otherwise changed, or if additional Shares or new or different Shares or securities are distributed with respect to the outstanding Shares of the Shares, through a reorganization or merger in which the Company is the surviving entity or through a combination, consolidation, recapitalization, reclassification, stock split, stock dividend, reverse stock split, stock consolidation or other capital change or adjustment. In addition, the Board or the Committee may grant such additional rights in the foregoing circumstances as the Board or the Committee deems to be in the best interests of any participant and the Company in order to preserve for the participant the benefits of the Award.

    The exercise price in the case of any Incentive Stock Option must not be less than the fair market value on the date of grant and, in the case of any Option granted to an optionee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, must not be less than 110% of the fair market value on the date of grant. The exercise price, in the case of any Nonstatutory Stock Option, must not be less than 85% of the fair market value on the date of grant.

    The purchase price is payable in full in United States dollars upon the exercise of the Option; provided, however, that if the applicable Option agreement so provides, the purchase price may be paid (i) by the surrender of Shares in good form for transfer, owned by the participant and having a fair market value on the date of exercise equal to the purchase price, or in any combination of cash and Shares, as long as the sum of the cash so paid and the fair market value of the Shares so surrendered equals the purchase price; (ii) by cancellation of indebtedness owed by the Company to the participant; (iii) with a full recourse promissory note executed by the participant; or (iv) any combination of the foregoing. The interest rate and other terms and conditions of such note must be determined by the

Board or the Committee. The Board or Committee may require that the participant pledge his Shares to the Company for the purpose of securing the payment of such note, in which event the stock certificate(s) representing such Shares may not be released to the participant until such note has been paid in full.

    Each Option must state the time or times which all or part thereof becomes exercisable. No Option may be exercised after the expiration of 10 years from the date it was granted, and no Option granted to an optionee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company may be exercised after the expiration of five years from the date it was granted. During the lifetime of a participant in the Plan, his Options may be exercisable only by him and shall not be assignable or transferable. If a participant dies while Options are exercisable, they may be exercised, subject to the condition that no option shall be exercisable after the expiration of 10 years from the date granted and to the extent the right to exercise the Option accrued at any time within three months after the death of the participant, by the executors or administrators of the deceased participant or by persons who acquired the option directly from the deceased optionholder by bequest or inheritance.

    Within the limitations of the Plan, the Board or Committee may modify, extend or renew outstanding Options or accept the cancellation of outstanding Options (to the extent not previously exercised) for the granting of new Options in substitution therefor. No modification of an Option may, without the consent of the participant, alter or impair any rights or obligations under any Option previously granted.

    In the case of Incentive Stock Options granted under the Plan, the aggregate fair market value (determined as of the date of the grant thereof) of the Shares with respect to which Incentive Stock Options become exercisable by any participant for the first time during any calendar year (under the Plan and all other plans maintained by the Company) may not exceed $100,000. The Board or Committee may, however, with the participant's consent, authorize an amendment to the Incentive Stock Option which renders it a Nonstatutory Stock Option.

    The stock option agreements authorized under the Plan may contain such other provisions not inconsistent with the terms of the Plan (including, without limitation, restrictions upon the exercise of the Options) as the Board or the Committee deems advisable.

COMPLIANCE WITH SECTION 16 (a) OF THE EXCHANGE ACT

    Section 16 (a) of the Securities Exchange Act requires the Company's officers, Directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC, NASDAQ, and the Boston Stock Exchange. Officers, Directors, and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16 (a) forms they file. The Company believes that all filing requirements applicable to its officers, Directors, and greater than 10% beneficial owners were complied with.

CERTAIN TRANSACTIONS

    During the first quarter of 1997, John B. Hewlett, Chairman of the Board of Directors, agreed to letter of credit to Fila Sport S.p.A. in the amount of $400,000 to insure compliance with the Company's revised license agreement for the Fila trademark. Additionally, the Company and Mr. Hewlett jointly entered into a loan and security agreement and promissory note with a lender on March 31, 1997 which will provide the Company up to a maximum of $1,000,000 to fund open customer purchase orders.

During 1996, Miles T. Doody advanced a total of $50,000 to the Company to enable the Company to pay various expenses during the year. In October 1996, the Company agreed to convert the $50,000 advance into a promissory note bearing interest at 10% and due on June 30, 1999.

    In October 1996, the Company agreed with Bruce H. Haglund, Secretary and general counsel to the Company, to convert up to $150,000 of accrued legal fees into a promissory note bearing interest at 10% and due on June 30, 1999. The Company also agreed to grant Mr. Haglund non-qualified stock options to purchase 750,000 Shares at a price of $0.50 per Share. The options vest upon the completion of the Financing and are exercisable until December 31, 2006. Mr. Haglund's billings for legal fees to the Company for the fiscal year ended December 31, 1996 totaled approximately $63,000 and accrued legal fees at December 31, 1996 approximately $150,000.


    In October 1996, the Company agreed to pay an affiliate of John B. Hewlett a consulting fee for services to the Company of $250,000 payable as follows:
$50,000 on January 1, 1997, $100,000 on January 1, 1988, and $100,000 on January
1, 1999. Further, the Company agreed to grant an affiliate of Mr. Hewlett non-qualified stock options to purchase 400,000 Shares at a price of $0.50 per Share. The options vest upon the completion of the Financing and are exercisable until December 31, 2006. The consulting services performed by the affiliate of Mr. Hewlett involved providing marketing contacts and expertise to help effectuate the Company's plan to re-focus its business strategy and marketing efforts to place greater emphasis on market niches which have not been productive in the past and could likely be expanded.

    The Company granted Wade B. Mitchell 200,000 1996 Options exercisable at the price of $.50 per share any time until their expiration 10 years from the date of grant and 150,000 1996 Options exercisable at the price of $1.00 per share anytime until their expiration 10 years from the date of grant. The options were granted to Mr. Mitchell for his services in 1996 as a Director of the Company and for providing services to implement the Company's re-focused business strategy and marketing efforts. The shares issuable upon exercise of these 1996 Options are not subject to adjustment in the event of a reverse stock split.


    In October 1996, the Company entered into an oral agreement with Kenneth W. Craig to serve as President of the Company for three years. It is anticipated that the formal agreement will be executed in 1997. The employment agreement will provide for a minimum base salary of $48,000 per annum plus a quarterly incentive compensation bonus equal to 1% of the adjusted gross sales of the Company for various product lines. Further, the Company agreed to grant Mr. Craig non-qualified stock options to purchase 600,000 Shares at a price of $0.50 per Share. A total of 300,000 of the options vest upon the completion of the Financing and 300,000 vest upon the earlier of achieving certain performance goals or ratably over ten years. The performance goals are that the Company achieves sales of $5,000,000 in 1997, $8,000,000 in 1998, and $10,000,000 in
1999.  The options are exercisable until December 31, 2006.

    In addition to the transactions outline in this section, Directors and officers received 1996 Options as outlined in "INTERESTS OF PERSONS IN MATTERS TO BE ACTED UPON."


                         SUBMISSION OF STOCKHOLDER PROPOSALS

    Stockholders proposals intended for inclusion in next years proxy statement should be sent via certified mail-return receipt requested to Bruce H. Haglund, Secretary, 2010 Main Street, Suite 400, Irvine, California 92614, and must be received by March 1, 1998.

                           MISCELLANEOUS AND OTHER MATTERS

    Management knows of no matters to come before the Meeting other than those specified herein. If any other matter should come before the Meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.


    A COPY OF THE COMPANY'S CURRENT ANNUAL REPORT ON FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, IS BEING MAILED TO EACH STOCKHOLDER TOGETHER WITH THIS PROXY STATEMENT. ADDITIONAL COPIES MAY BE OBTAINED BY STOCKHOLDERS WITHOUT CHARGE BY WRITING TO: RENAISSANCE GOLF PRODUCTS, INC., 5812 MACHINE DRIVE, HUNTINGTON BEACH, CALIFORNIA 92649.

                                  [SIDE ONE OF CARD]






                           RENAISSANCE GOLF PRODUCTS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER     , 1997


    The undersigned hereby constitutes and appoints John B. Hewlett and Bruce H. Haglund, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock, par value $.001, of RENAISSANCE GOLF PRODUCTS, INC., standing in the name of the undersigned at the close of business on _____, 1997 at the Annual Meeting of Stockholders to be held September __________, 1997, and at any and all adjournments and postponements thereof, to vote:

1.  Election of Directors:  ____  FOR all nominees listed below
                                  (Except as marked to the contrary below)

                            ____  WITHHOLD AUTHORITY

    JOHN B. HEWLETT, KENNETH W. CRAIG, MILES T. DOODY, DENNIS L. CROCKETT, and WADE M. MITCHELL


2. To approve a 4:1 reverse stock split of the currently outstanding shares without changing the number of authorized shares or the par value of the shares which if approved will result in the current shareholders current aggregate stock ownership interest in the Company being diluted from 59.5% to 26.8%, assuming full dilution of the shares through the conversion of outstanding convertible debentures into 2,250,000 shares, and the exercise of outstanding stock options into 5,477,000 shares:

     ____ FOR           ____ AGAINST         ____ ABSTAIN


3. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares from 20,150,000 to 40,150,000:

     ____ FOR           ____ AGAINST         ____ ABSTAIN


4. To consider and ratify the appointment of CORBIN & WERTZ as independent auditor of the Company for the fiscal year ending December 31, 1997:

     ____ FOR           ____ AGAINST         ____ ABSTAIN


5. To adjourn the meeting for a period of two months, if necessary, to permit management with an opportunity to obtain the requisite number of votes to approve Proposal B and/or C if not approved.

     ____ FOR           ____ AGAINST         ____ ABSTAIN

6. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                  [SIDE TWO OF CARD]






    The shares represented by this Proxy will be voted in the manner directed herein by the undersigned stockholder. If no directions to the contrary are made, this Proxy will be voted FOR the election of all of the director nominees named above and FOR approval of Proposals 2, 3, 4 and 5 if necessary.



                                  DATED:    ____________________________, 1997


                                            _________________________________
                                                      (Signature)

                                            _________________________________
                                               (Signature if held jointly)


                             IMPORTANT: Please sign exactly as your name appears at the left. Each joint owner should sign. Executors, administrators, trustees, should give full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                             Please mark, sign, date and return promptly.

                                    THIS PROXY IS BEING SOLICITED
                                ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF RENAISSANCE GOLF PRODUCTS, INC.